Exhibit 23.3

May 22, 2026

Youxin Technology Ltd

Room 1005, 1006, 1007, No. 122 Huangpu Avenue West, Tianhe District

Guangzhou, Guangdong Province

People’s Republic of China

Re: Youxin Technology Ltd (the “Company”)

We have acted as special People’s Republic of China legal counsel to the Company in connection with a registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission. We hereby consent to the reference to our firm in the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 or the regulations promulgated thereunder.

Sincerely,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng